CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated November 18, 2016 relating to the balance sheets of Feel the World, Inc. as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for years then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

February 15, 2017